SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

March 8, 2004
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29472	23-1722724
(State of other jurisdiction of incorporation)	(Commission Identification Number)	(IRS Employer Identification Number)

1345 ENTERPRISE DRIVE
WEST CHESTER, PA 19380
(Address of principal executive offices and zip code)

(610) 431-9600
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS
SIGNATURES
PRESS RELEASE DATED MARCH 8, 2004
PRESS RELEASE DATED MARCH 9, 2004
PRESS RELEASE DATED MARCH 12, 2004

ITEM 5. OTHER EVENTS

     On March 8, 2004, Amkor announced its intent to sell $250 million principal amount of senior notes due 2011 (“the Notes”). The notes will mature on March 15, 2011 and have a coupon rate of 7.125% annually. Amkor intends to use the net proceeds of the issuance to repay amounts outstanding under its senior secured credit facility and for general corporate purposes, including capital expenditures. The Notes are being sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     In connection with the offering of the Notes, Amkor issued three press releases dated March 8, 2004, March 9, 2004 and March 12, 2004. Copies of these press releases are attached as Exhibits 99.1, 99.2 and 99.3.

     Amkor issued the following risk factors in its offering memorandum related to the offering of the Notes:

RISK FACTORS

     You should carefully consider the risks described below and other information contained in this offering memorandum before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the Notes could decline, and you might lose all or part of your investment.

     This offering memorandum contains forward-looking statements made as of the date of this offering memorandum regarding our expected performance that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this offering memorandum.

Risks Relating to an Investment in Our Company

     Dependence on the Highly Cyclical Semiconductor and Electronic Products Industries — We Operate in Volatile Industries, and Industry Downturns Harm Our Performance.

     Our business is tied to market conditions in the semiconductor industry, which is highly cyclical. Because our business is, and will continue to be, dependent on the requirements of semiconductor companies for subcontracted packaging and test services, any downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as the personal computer and telecommunication devices industries, could have a material adverse effect on our business. We experienced significant recovery in most of our packaging services during 2002 and 2003. Visibility has improved in light of customer forecasts and positive trends are forming. Beginning in the second half of 2003, a large number of customers over-supported their forecasts as demand materialized faster than initially projected. However, there still remains some uncertainty as to the sustainability of these trends. If industry conditions do not continue to improve, we could sustain significant losses which could materially impact our business including our liquidity.

     Fluctuations in Operating Results — Our Results Have Varied and May Vary Significantly as a Result of Factors That We Cannot Control.

     Many factors could materially and adversely affect our revenues, gross profit and operating income, or lead to significant variability of quarterly or annual operating results. Our profitability is dependent upon the utilization of our capacity, semiconductor package mix, the average selling price of our services and our ability to control our costs including labor, material, overhead and financing costs. Our operating results have varied significantly from period to period. During the three year period ended December 31, 2003, our revenues, gross margins and operating income have fluctuated significantly as a result of the following factors over which we have little or no control and which we expect to continue to impact our business:

•	fluctuation in demand for semiconductors and the overall health of the semiconductor industry;

•	changes in our capacity utilization;

•	declines in average selling prices;

•	changes in the mix of semiconductor packages;

•	absence of backlog and the short-term nature of our customers’ commitments and the impact of these factors on the timing and volume of orders relative to our production capacity;

•	changes in costs, availability and delivery times of raw materials and components;

•	changes in labor costs to perform our services;

•	the timing of expenditures in anticipation of future orders;

•	changes in effective tax rates;

•	high leverage and restrictive covenants;

•	international events that impact our operations and environmental events such as earthquakes; and

•	difficulties integrating acquisitions and our ability to attract qualified employees to support our geographic expansion.

     We have historically been unable to accurately predict the impact of these factors upon our results for a particular period. These factors, as well the factors set forth below which have not significantly impacted our recent historical results, may impair our future business operations and may materially and adversely affect our revenues, gross profit and operating income, or lead to significant variability of quarterly or annual operating results:

•	the availability and cost of financing for expansion;

•	loss of key personnel or the shortage of available skilled workers;

•	rescheduling and cancellation of large orders;

•	warranty and product liability claims;

•	intellectual property transactions and disputes; and

•	fluctuations in our manufacturing yields.

     Declining Average Selling Prices — The Semiconductor Industry Places Downward Pressure on the Prices of Our Products.

     Prices for packaging and test services have declined over time. Historically, we have been able to partially offset the effect of price declines by successfully developing and marketing new packages with higher prices, such as advanced leadframe and laminate packages, by negotiating lower prices with our material vendors, and by driving engineering and technological changes in our packaging and test processes which resulted in reduced manufacturing costs. During 2003 and 2002, as compared to the comparable prior year periods, the decline in average selling prices eroded margins by 6% and 16%, respectively. We expect that average selling prices for our packaging and test services will continue to decline in the future. If our semiconductor package mix does not shift to new technologies with higher prices or we cannot reduce the cost of our packaging and test services to offset a decline in average selling prices, our future operating results will suffer.

     Investment in ASI — Our Results and Financial Condition May Be Adversely Affected by Decreases in the Price of ASI’s Common Stock.

     At December 31, 2003, we owned 14.7 million shares, or 12%, of ASI’s voting stock. We currently account for our investment in ASI as a marketable security that is available for sale. We intend to sell our remaining investment in ASI. The ultimate level of proceeds from the sale of our remaining investment in ASI could be less than the current carrying value of $50.4 million. In addition, in the event of a decline in the market value of the ASI stock that is not temporary, we will be required to record a charge to earnings for the unrealized loss, and a new cost basis for the stock will be established.

     In connection with our sale of ASI shares to Dongbu in September 2002, Amkor and Dongbu agreed to use their best efforts to provide releases and indemnifications to the past and incumbent chairman, directors and officers of ASI, including James Kim, our CEO and chairman, and members of his family, from any and all liabilities arising out of the performance of their duties at ASI between January 1, 1995 and December 31, 2001. We are not aware of any claims or other liabilities which these individuals would be released from or for which they would receive indemnification.

     Absence of Backlog — We May Not Be Able to Adjust Costs Quickly If Our Customers’ Demand Falls Suddenly.

     Our packaging and test business does not typically operate with any material backlog. We expect that in the future our quarterly net revenues from packaging and test will continue to be substantially dependent upon our customers’ demand in that quarter. None of our customers have committed to purchase any significant amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any future period. In addition, our customers could reduce, cancel or delay their purchases of packaging and test services. Because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for any revenue shortfall.

     Risks Associated With International Operations — We Depend on Our Factories in the Philippines, Korea, Japan, Taiwan and China. Many of Our Customers’ and Vendors’ Operations Are Also Located Outside of the U.S.

     We provide packaging and test services through our factories located in the Philippines, Korea, Japan, Taiwan and China. Moreover, many of our customers’ and vendors’ operations are located outside the U.S. The following are some of the risks inherent in doing business internationally:

•	regulatory limitations imposed by foreign governments;

•	fluctuations in currency exchange rates;

•	political, military and terrorist risks;

•	disruptions or delays in shipments caused by customs brokers or government agencies;

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences resulting from changes in tax laws.

     Difficulties Integrating Acquisitions — We Face Challenges as We Integrate New and Diverse Operations and Try to Attract Qualified Employees to Support Our Expansion.

     As a result of our geographic expansion and our business strategy to pursue strategic acquisitions, we have experienced, and expect to continue to experience, growth in the scope and complexity of our operations. For example, each business we have acquired had, at the time of acquisition, multiple systems for managing its own manufacturing, sales, inventory and other operations. Migrating these businesses to our systems typically is a slow, expensive process requiring us to divert significant amounts of resources from multiple aspects of our operations. This growth has strained our managerial, financial, manufacturing and other resources. Future acquisitions and expansions may result in inefficiencies as we integrate new operations and manage geographically diverse operations. Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom would be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. Additionally, as part of our ongoing strategic planning, we evaluate our management team and engage in long-term succession planning in order to ensure orderly replacement of key personnel. We cannot assure you that we will be successful in these efforts or in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

     Dependence on Materials and Equipment Suppliers — Our Business May Suffer If The Cost, Quality or Supply of Materials or Equipment Changes Adversely.

     We obtain from various vendors the materials and equipment required for the packaging and test services performed by our factories. We source most of our materials, including critical materials such as leadframes, laminate substrates and gold wire, from a limited group of suppliers. Furthermore, we purchase all of our materials on a purchase order basis and have no long-term contracts with any of our suppliers. Our business may be harmed if we cannot obtain materials and other supplies from our vendors: (1) in a timely manner, (2) in sufficient quantities, (3) in acceptable quality or (4) at competitive prices.

     Beginning in the second quarter of 2003, we began to experience increases in substrate material costs as a result of supply shortages. Substrate material costs have stabilized at the higher price levels set during the second quarter of 2003. We have significantly enhanced our supply base and do not foresee substrate material availability as an ongoing issue. However, supply shortages may again occur in the future and in such an event, gross margins could be negatively impacted.

     In addition, the average price of gold has been increasing over the past few years. Although we have been able to partially offset the effect of gold price increases through price adjustments to customers and changes in our product designs, gold prices may continue to increase. To the extent that we are unable to offset these increases in the future, our gross margins could be negatively impacted.

     Capital Expenditures — We Are Required To Make Substantial Capital Expenditures, Which May Adversely Affect Our Business.

     As customer demand increases, our business requires us to increase our capital expenditures in order to meet increased production requirements. We expect growth in our business in 2004 based on industry estimates for the semiconductor industry as a whole, and our expectation that the trend towards increased outsourcing of packaging and test services in the semiconductor industry will continue. On January 28, 2004, we announced that we had budgeted first quarter capital expenditures of $200 million and expect to spend between $300 million and $500 million on capital expenditures in 2004, which may include business combinations to diversify our geographic operations and expand our customer base. Our capital expenditure requirements may strain our cash and short-term asset balances, and we expect that the depreciation expenses and, to a lesser extent, factory operating expenses associated with our capital expenditures to increase production capacity, will put downward pressure on our near-term gross margin. In addition, there can be no assurance that we will be able to recognize these expenditures with future revenue.

     Increased Litigation Incident to Our Business — Our Business May Suffer as a Result of Our Involvement in Various Lawsuits.

     We are currently a party to various legal proceedings, including those described in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference. As more fully described therein, recently we have become party to an increased number of litigation matters relative to our historic levels. Much of our recent increase in litigation relates to an allegedly defective epoxy compound, formerly used in some of our products, which is alleged to be responsible for certain semiconductor chip failures. While we intend to file cross-claims against Sumitomo Bakelite Co., Ltd., the manufacturer of the allegedly defective epoxy mold compound, should the epoxy mold compound be found to be defective, we cannot be certain that we will be able to recover any amount from Sumitomo Bakelite Co., Ltd. if we are held liable in these matters, or that any adverse result would not have a material impact upon us. Moreover, other customers of ours have made inquiries about the epoxy mold compound, which was widely used in the semiconductor industry, and no assurance can be given that claims similar to these will not be made against us by other customers in the future. While we currently believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our net income in the period in which the ruling occurs. The estimate of the potential impact from these legal proceedings on our financial position or overall results of operations could change in the future.

     Rapid Technological Change — Our Business Will Suffer If We Cannot Keep Up With Technological Advances in Our Industry.

     The complexity and breadth of semiconductor packaging and test services are rapidly changing. As a result, we expect that we will need to offer more advanced package designs in order to respond to competitive industry conditions and customer requirements. Our success depends upon our ability to develop and implement new manufacturing processes and package design technologies. The need to develop and maintain advanced packaging capabilities and equipment could require significant research and development and capital expenditures in future years. In addition, converting to new package designs or process methodologies could result in delays in producing new package types that could adversely affect our ability to meet customer orders.

     Technological advances also typically lead to rapid and significant price erosion and may make our existing products less competitive or our existing inventories obsolete. If we cannot achieve advances in package design or obtain access to advanced package designs developed by others, our business could suffer.

     Competition — We Compete Against Established Competitors in the Packaging and Test Business.

     The subcontracted semiconductor packaging and test market is very competitive. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities. These companies also have established relationships with many large semiconductor companies that are current or potential customers. On a larger scale, we also compete with the internal semiconductor packaging and test capabilities of many of our customers.

     Environmental Regulations — Future Environmental Regulations Could Place Additional Burdens on Our Manufacturing Operations.

     The semiconductor packaging process uses chemicals and gases and generates byproducts that are subject to extensive governmental regulations. For example, at our foreign manufacturing facilities, we produce liquid waste when silicon wafers are diced into chips with the aid of diamond saws, then cooled with running water. Federal, state and local regulations in the United States, as well as international environmental regulations, impose various controls on the storage, handling, discharge and disposal of chemicals used in our manufacturing processes and on the factories we occupy.

     Increasingly, public attention has focused on the environmental impact of semiconductor manufacturing operations and the risk to neighbors of chemical releases from such operations. In the future, applicable land use and environmental regulations may: (1) impose upon us the need for additional capital equipment or other process requirements, (2) restrict our ability to expand our operations, (3) subject us to liability or (4) cause us to curtail our operations.

     Protection of Intellectual Property — We May Become Involved in Intellectual Property Litigation.

     We maintain an active program to protect our investment in technology by acquiring intellectual property protection and enforcing our intellectual property rights. Intellectual property rights that apply to our various products and services include patents, copyrights, trade secrets and trademarks. We have filed and obtained a number of patents in the United States and abroad. We expect to continue to file patent applications when appropriate to protect our proprietary technologies, but we cannot assure you that we will receive patents from pending or future applications. In addition, any patents we obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us.

     We may need to enforce our patents or other intellectual property rights or defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. The semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If any third party makes an enforceable infringement claim against us, we could be required to:

•	discontinue the use of certain processes;

•	cease the manufacture, use, import and sale of infringing products;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology we had allegedly infringed.

     If we fail to obtain necessary licenses or if we are subjected to litigation relating to patent infringement or other intellectual property matters, our business could suffer.

     Continued Control By Existing Stockholders — Mr. James Kim and Members of His Family Can Substantially Control The Outcome of All Matters Requiring Stockholder Approval.

     As of December 31, 2003, Mr. James Kim and members of his family beneficially owned approximately 41.9% of our outstanding common stock. Mr. James Kim’s family, acting together, will substantially control all matters submitted for approval by our stockholders. These matters could include:

•	the election of all of the members of our board of directors;

•	proxy contests;

•	mergers involving our company;

•	tender offers; and

•	open market purchase programs or other purchases of our common stock.

Risks Related to an Investment in the Notes

     High Leverage and Restrictive Covenants — Our Substantial Indebtedness Could Adversely Affect Our Financial Condition and Prevent Us from Fulfilling Our Obligations under the Notes.

     Substantial Leverage. We now have, and after this offering will continue to have, a significant amount of indebtedness. In addition, despite current debt levels, the terms of the indentures governing the Notes and our other securities do not prohibit us or our subsidiaries from incurring substantially more debt. If new debt is added to our consolidated debt level, the related risks that we now face could intensify. The following table shows certain important financial data and credit ratio (assuming we had completed this offering and applied the net proceeds to repay the term loan and the revolving loans under our senior secured credit facility outstanding as of the issue date of the Notes, as if each had occurred as of December 31, 2003):

At December 31, 2003
As Adjusted
(in thousands)
Total debt, including current maturities	$1,760,647
Stockholders’ equity	397,373
Ratio of total debt to stockholders’ equity	4.4x

     Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend such financial covenants prior to default. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us.

     Our substantial indebtedness could have important consequences to holders of the Notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

     Ability to Service Debt. We cannot assure you that our business will generate cash in an amount sufficient to enable us to service our debt, including the Notes, or to fund our other liquidity needs. We expect that substantial amounts of our debt will come due prior to the final maturity date of the Notes, which we will be required to repay or refinance. Our 5.75% convertible subordinated notes due 2006, our 5.00% convertible subordinated notes due 2007, our 9.25% senior notes due 2008, our 10.5% senior subordinated notes due 2009, and amounts outstanding under our existing secured debt will mature prior to the 2011 maturity date of the Notes and will be payable in cash unless the holders of the convertible notes elect to convert the principal amount of such notes into our common stock. In addition, we may need to refinance all or a portion of our debt, including the Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

     Effective Subordination of the Notes to Liabilities of Our Subsidiaries — Your Right to Receive Payments on the Notes from Funds Provided by Our Subsidiaries is Junior in Right of Payment to the Claims of the Creditors of Our Subsidiaries.

     We conduct a large portion of our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our subsidiaries to make cash payments to us. We expect distributions from our subsidiaries to be a large source of funds for payment of the interest on the Notes. The claims of creditors (including trade creditors) of any subsidiary will generally have priority as to the assets of such subsidiary over the claims of the holders of the Notes. In the event of a liquidation of any of our subsidiaries, our right to receive the assets of any such subsidiary (and the resulting right of the holders of the Notes to participate in the distribution of the proceeds of those assets) will effectively be subordinated by operation of law to the claims of creditors (including trade creditors) of such subsidiary and holders of such subsidiary’s preferred stock and any guarantees by such subsidiary of our indebtedness, such as the subsidiary guarantees under our senior secured credit facility. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, holders of the Notes may receive ratably less than other such creditors or interest holders. Assuming we had completed this offering and applied the net proceeds to repay the term loan and the revolving loans under our senior secured credit facility outstanding as of the issue date of the Notes, as if each had occurred as of December 31, 2003, the Notes would have been effectively subordinated to $345.2 million of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding intercompany obligations.

     Financing Change of Control Offer — We May Not Have, or be Able to Raise, the Funds Necessary to Finance an Offer to Repurchase the Notes Following a Change of Control or We May be Prohibited from Doing So by our Debt Agreements.

     Upon the occurrence of a change of control, we must offer to repurchase all outstanding Notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchases of Notes or that restrictions in other debt agreements may not allow such repurchases.

     No Prior Market for the Notes — We Cannot Assure You That an Active Trading Market Will Develop for the Notes.

     Immediately following the consummation of this offering, there will not be a public market for the Notes. The initial purchasers have informed us that they intend to make a market in the Notes after we have completed this offering. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading markets in the Notes, and the market prices quoted for the Notes, may be adversely affected by changes in:

•	the overall market for high yield securities;

•	our financial performance or prospects; or

•	the prospects for companies in the semiconductor industry generally.

     As a result, we cannot assure holders of Notes that an active trading market will develop for the Notes.

     Difficulties in Enforcing Judgments in Foreign Jurisdictions

     Since a large portion of our assets are located outside the U.S., any judgments obtained in the U.S. against us, including judgments with respect to the payment of principal, premium, interest, offer price, or other amounts payable with respect to the Notes may be not collectible within the U.S. If holders of Notes intend to enforce a judgment obtained in the U.S. against our assets located outside the U.S., they may be subject to additional procedures and other difficulties which would not be required for enforcement of such judgment in the U.S.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.
	By:	/s/ KENNETH T. JOYCE
Kenneth T. Joyce
Dated: March 12, 2004		Chief Financial Officer